Conformed Certificate of Designation
as amended
(PURSUANT TO NRS 78.1955)

1. Name of corporation:

NEAH POWER SYSTEMS, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation.this certificate establishes the following regarding the voting powers, designations, preferences,limitations, restrictions and relative rights of the following class or series of stock.

10,000,000 shares of Series A Preferred Stock having the voting powers, designations, preferences, limitations, restrictions and relative rights set forth on the attached Annex A.

3. Effective date of filing (optional):

4. Officer Signature (Required): X /s/ Gerard C. D’Couto

1

ANNEX A

TO

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

NEAH POWER SYSTEMS, INC.

(Pursuant to NRS 78.1995)

1.1 “Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

1.2 “Board” means the board of directors of the Corporation.

1.3 “Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in the State of New York are authorized or obligated to close.

1.4 “Capital Stock” means the Common Stock, the Preferred Stock and any other shares of any other class or series of capital stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation, winding-up or otherwise) of the Corporation.

1.5 “Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

1.6 “Conversion Date” means any day on which all or any portion of the outstanding shares of Series A Preferred Stock is converted in accordance with the provisions hereof.

1.7 “Conversion Rate” has the meaning set forth in Article 6 hereof.

1.8 “Corporation” means NEAH Power Systems, Inc. and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Corporation’s assets, or otherwise.

1.9 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

1.10 “Holder” means any Person to whom the Series A Preferred Stock is issued by the Corporation, or any Person to whom the Series A Preferred Stock is subsequently transferred in accordance with the provisions hereof.

1.11 “Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

1.12 “Preferred Stock” means the 25,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation authorized for issuance pursuant to its certificate of incorporation, as amended to date.

1.13 “Series A Preferred Stock” shall mean the 10,000,000 shares of Series A Preferred Stock authorized pursuant to this Certificate of Designation.

1.14 “SEC” means the United States Securities and Exchange Commission.

1.15 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

1.16 “Stated Value” has the meaning set forth in Article 2.

1.17 “Subsidiary” means any entity of which securities or other ownership, interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Corporation.

All references to “cash” or “$” herein mean currency of the United States of America.

ARTICLE 2
Designation and Amount

This series of Preferred Stock shall consist of 10,000,000 shares and shall be designated “Series A Preferred Stock” (the “Series A Preferred Stock”). The stated value of the Series A Preferred Stock shall be $0.04 per share (the “Stated Value”).

ARTICLE 3
Rank

The Series A Preferred Stock shall rank junior to any other series of Preferred Stock that may be subsequently authorized by the Corporation and, except as expressly ranked senior to the Common Stock as set forth in Article 5, shall rank pari passu with the Common Stock.

ARTICLE 4
Dividends

(a) Holders of Series A Preferred Stock (on an as-if-converted to Common Stock basis) shall be entitled to payment of any dividend, whether in cash or property, when, as and if declared by the Board , but only out of funds that are legally available therefor, in preference to the holders of Common Stock. The amount of the dividend payable to the holders of Series A Preferred Stock shall be equal to the dividend paid or set-aside for the shares of Common Stock.

(b) Whenever a dividend provided for in this Article 4 shall be payable in property other than cash, the value of such dividend shall be the fair market value of such distribution as determined in good faith by the Board.

ARTICLE 5
Liquidation Preference, etc.

Section 5.1 Series A Preference. Upon the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Common Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to the stockholders of the Corporation an amount (the “Series A Preference Amount”) equal to $0.04 per share of Series A Preferred Stock. If, upon such liquidation, dissolution, or winding up, the assets of the Corporation shall be insufficient to make payment of the Series A Preference Amount in full to all holders of Series A Preferred Stock, then such assets shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled if the Series A Preference Amount had been paid in full.

Section 5.2 Common Stock. After the payment in full of the Series A Preference Amount to the holders of Series A Preferred Stock as set forth in Section 5.1, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed to the holders of the Common Stock.

ARTICLE 6
Conversion

Section 6.1 Mandatory Conversion. At the discretion of the Board, each share of Series A Preferred Stock, but not fewer than all such shares, shall be converted (a “Mandatory Conversion”), at any time set by the Board on or after the date of issuance of the Series A Preferred Stock (the “Conversion Date”), into 26.67 shares of Common Stock (hereinafter referred to, as the same may be adjusted from time to time pursuant to this Article 6, as the “Conversion Rate”).

Section 6.2 Mechanics of Conversion. Upon a Mandatory Conversion, each holder of Series A Preferred Stock shall surrender the certificate or certificates representing such holder’s shares of Series A Preferred Stock, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred Stock. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates representing the shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock’s fair market value, determined by the Board in good faith as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to such holder. Such conversion shall be deemed to have been made at the close of business on the Conversion Date, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

Section 6.3 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date hereof effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred Stock, the Conversion Rate in effect immediately before that subdivision shall be proportionately increased. Conversely, if the Corporation shall at any time or from time to time after the date hereof combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred Stock, the Conversion Rate in effect immediately before that combination shall be proportionately decreased. Any adjustment under this Section 6.3 shall become effective at the close of business on the date the subdivision or combination becomes effective.

Section 6.4 Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the date that the first share of Series A Preferred Stock is issued (the “Original Issue Date”) makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the applicable Conversion Rate that is then in effect shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Rate then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be recomputed accordingly as of the close of business on such record date, and thereafter the Conversion Rate shall be adjusted pursuant to this Section 6.4 to reflect the actual payment of such dividend or distribution.

Section 6.5 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the Corporation’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation (“Acquisition”); or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (“Asset Transfer”) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article 6), in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

Section 6.6 Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 6.5 or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Article 6), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 6 with respect to the rights of the holders of Series A Preferred Stock after the capital reorganization to the end that the provisions of this Article 6 (including adjustment of the applicable Conversion Rate then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

Section 6.7 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Rate or the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, if the Series A Preferred Stock is then convertible pursuant to this Article 6, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions of this Article 6 and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Conversion Rate at the time in effect and (ii) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock.

Section 6.8 Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 6.5) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer (as defined in Section 6.5), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

Section 6.9 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined in good faith by the Board) on the date of conversion.

Section 6.10 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Section 6.11 Notices. Any notice required by the provisions of this Article 6 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

ARTICLE 7
Voting Rights

Except as otherwise required by law, the Series A Preferred Stock shall not have any voting rights.

ARTICLE 8
Miscellaneous

Section 8.1 Loss, Theft, Destruction of Preferred Stock. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of shares of Series A Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series A Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series A Preferred Stock, one or more new certificates of like tenor representing such shares of Series A Preferred Stock. The Series A Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 8.1 are exclusive with respect to the replacement of lost, stolen, destroyed or mutilated shares of Series A Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

Section 8.2 Whom Deemed Absolute Owner. The Corporation may deem the Person in whose name the Series A Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat the same as, the absolute owner of the Series A Preferred Stock for the purpose of receiving payment of dividends on the Series A Preferred Stock, for the conversion of the Series A Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series A Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

Section 8.3 Register. The Corporation shall keep at its principal office a register in which the Corporation shall provide for the registration of the Series A Preferred Stock. Upon any transfer of the Series A Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the register of Series A Preferred Stock.

Section 8.4 Withholding. To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series A Preferred Stock.

Section 8.5 Headings. The headings of the Articles and Sections of this Certificate of Designation are inserted for convenience only and do not constitute a part of this Certificate of Designation.

Section 8.6 Severability. If any provision of this Certificate of Designation, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Certificate of Designation and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.